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                                                                Exhibit 2.1(a)

  TRANSFER AND DISTRIBUTION AGREEMENT AMENDMENT dated as of April 8, 1997 between American Cyanamid Company, a Maine corporation and wholly-owned subsidiary of American Home Products Corporation ("CYANAMID"), and Cytec Industries Inc., a Delaware corporation ("CYTEC").

  WHEREAS: The parties previously entered into that certain Transfer and Distribution Agreement dated December 17, 1993 (the "TDA"), which provided for the spinoff of CYTEC from CYANAMID and which contains certain financial covenants;

  WHEREAS: Pursuant to the TDA, CYTEC issued to CYANAMID (and CYANAMID continues to own beneficially and of record) all of the authorized shares of CYTEC's Series C Preferred Stock (the "Series C Preferred"), which contains certain financial covenants;

  WHEREAS: CYANAMID previously granted CYTEC certain waivers and consents under the TDA and the Series C Preferred in that certain Preferred Stock Repurchase Agreement dated as of August 17, 1995, as amended, which waivers and consents remain in full force and effect after the execution and delivery of this amendment; and

  WHEREAS: For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties wish to amend the TDA and the Series C Preferred in certain additional respects;

  NOW THEREFORE, the parties hereby agree as follows:

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 1. Amendments to TDA. The TDA is amended as follows:

      (a) Subsection (a) of Section 6.12 ("Financial Covenants") is amended to read as follows:

      "Neither CYTEC nor its subsidiaries shall, without the prior written consent of ACY, incur any Debt (except for (x) borrowings under the Credit Agreement or borrowings under any credit facility or facilities of not more than $100 million, in the aggregate, which has replaced, or was entered into in lieu of, the Credit Agreement, or any replacement Credit Facility (a "Replacement Credit Facility") and (y) borrowing of not more than $10 million of Debt other than the Debt referred to in clause (x)),
      (i) if CYTEC is in default of any of the financial covenants set forth in
      Section 6.12(c), or (ii) if at the time CYTEC has less than $200 million of Equity (excluding the CYTEC Preferred Stock) and such incurrence of Debt would result in CYTEC and its consolidated subsidiaries having (x) a ratio of Debt to Equity (with the CYTEC Preferred Stock being treated as neither Debt nor Equity for purposes of calculating the ratio) of more than 2:1 or (y) Debt in excess of $150 million, or (iii) if at the time CYTEC has $200 million or more of Equity (excluding the CYTEC Preferred Stock) and such incurrence of Debt would result in CYTEC and its consolidated subsidiaries having a ratio of Debt to Equity (with the CYTEC Preferred Stock being treated as neither Debt nor Equity for purposes of calculating the ratio) of more than 1.5:1. Notwithstanding the foregoing, it shall not be a violation of the foregoing covenant if the Debt to Equity ratio referred to in clause (ii)(x) above exceeds 2:1 if the only Debt of the Corporation and its subsidiaries existing at such time is (x) the Credit Agreement and borrowings thereunder or any Replacement Credit Facility and borrowings thereunder and (y) borrowings of not more than $10 million of Debt other than the Debt referred to in clause (x)."

      (b) Subsection (c) of Section 6.12 ("Financial Covenants") is amended to read as follows:

      "Except with the written consent of ACY, CYTEC and its consolidated subsidiaries shall at all times (or, with respect to clauses (ii) and (iii), at all times following the first anniversary of the Effective Date) maintain: (i) a ratio of Debt to Equity of not more than 2:1 (with the CYTEC Preferred Stock being treated as neither Debt nor Equity for purposes of calculating the ratio), provided that it shall not be a violation of the foregoing covenant if the Debt to Equity ratio exceeds 2:1 if the only Debt of the Corporation and its subsidiaries existing at such time is (x) the Credit Agreement and borrowings thereunder or any Replacement Credit Facility and borrowings thereunder and (y) not more than $10 million of Debt other than the Debt referred to in clause (x);
      (ii) Equity of not less than $200 million (with the CYTEC Preferred Stock not being treated as Equity); and (iii) a fixed charge coverage ratio

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      of not less than 3:1 for the average of the Fixed Charge Coverage Ratios for the four consecutive fiscal quarters most recently then ended, with the ratio being defined as the ratio of (A) consolidated earnings of CYTEC before interest, taxes, depreciation, amortization and cash expenditures for environmental Liabilities and Liabilities reflected in the OPEB Matters Agreement to (B) the sum of the amount of cash expenditures for interest, environmental Liabilities, Liabilities reflected in the OPEB Matters Agreement and dividends accrued or paid on the CYTEC Preferred Stock (the "Fixed Charge Coverage Ratio"). The maintenance covenants in this Section 6.12(c) shall be measured quarterly on a historical basis."

      (c) The definition of "Debt" set forth in Section 1.1 ("General") is amended to read as follows:

      "Debt: without duplication, all (i) obligations for borrowed money, (ii) obligations evidenced by bonds, notes, debentures or similar instruments,
      (iii) obligations to pay the deferred purchase price of property or services (except trade accounts payable in the ordinary course of business), (iv) obligations as lessee which are capitalized in accordance with GAAP or which have a term in excess of five years (except obligations as lessee under leases existing as of the Effective Date), (v) obligations for the payment of money in connection with any letter of credit transaction, provided that obligations secured by a letter of credit shall not be included in Debt to the extent such amounts have been accrued on CYTEC's balance sheet, (vi) guarantees, direct or indirect, of indebtedness of others or (vii) any redeemable preferred stock or hybrid security which must be, or at the option of the holder may be required to be, repaid or refinanced at the end of a term and which is not classified as equity under GAAP. For purposes of this Agreement, in calculating the amount of "Debt" of CYTEC and its subsidiaries at any time, the entire $100 million of the Credit Agreement or any Replacement Credit Facility (as defined herein) shall be counted, regardless of whether any or all of such amount has been borrowed by CYTEC or its subsidiaries at such time."

      (d) The definition of "Equity" set forth in Section 1.1 ("General") is amended to read as follows:

      "Equity: the stockholders' equity of CYTEC and its subsidiaries (excluding any redeemable preferred stock), as shown on its consolidated financial statements."

      (e) The definition of "Restricted Payments" set forth in Section 1.1 ("General") is amended to read as follows:

      "Restricted Payments: any of (i) the declaration or payment of any dividend, or the payment (or incurrence of any liability to make a payment) of any other distribution, direct or indirect, on account

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      of any shares of any class of capital stock of CYTEC (other than dividends on the CYTEC Preferred Stock, dividends on any redeemable preferred stock, or dividends to the extent paid in shares of any class to holders of such class and other than dividends paid (other than by CYTEC) to CYTEC or one of its subsidiaries) or (ii) any payment or distribution (or incurrence of any liability to make a payment or distribution) on account of any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of capital stock of CYTEC or its subsidiaries or Affiliates now or hereafter outstanding (other than redemption of the Series C Preferred Stock as permitted by the terms thereof, redemption or repurchase of any preferred stock or hybrid security that is treated as "Debt" under clause (vii) of the definition of "Debt" contained herein, and other than any purchase contemplated by Section 4.3), or of any warrants, options or of other rights (other than stock options or other forms of compensation payable to CYTEC's directors, officers and employees or, prior to Employee Transfer Date, its prospective employees) to acquire any such shares of capital stock."

 2. Amendments to Series C Preferred. The Certificate of Designations, Preferences and Rights of Series C Cumulative Preferred Stock of Cytec Industries Inc. dated December 17, 1993 is amended as follows:

      (a) Subsection (a) of Section 9 ("Financial Covenants") is amended to read as follows:

      Financial Covenants: "(a) Neither the Corporation nor any of its subsidiaries shall, without the prior written consent of the holders of the Series C Preferred Stock, incur any Debt (as defined in Section 11 hereof) (except for (x) borrowings under the Credit Agreement or borrowings under any Replacement Credit Facility and (y) borrowings of not more than $10 million of Debt other than the Debt referred to in clause
      (x)), (i) if the Corporation is in default of any of the financial covenants set forth in paragraph (c) of this Section 9, or (ii) if at the time the Corporation has less than $200 million of Equity (excluding the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and any other redeemable preferred stock of the Corporation) and such incurrence of Debt would result in the Corporation and its consolidated subsidiaries having (x) a ratio of Debt to Equity (with the Series C Preferred Stock being treated as neither Debt nor Equity for purposes of calculating the ratio) of more than 2:1 or (y) Debt in excess of $150 million, or (iii) if at the time the Corporation has $200 million or more of Equity (excluding the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and any other redeemable preferred stock of the Corporation) and such incurrence of Debt

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      would result in the Corporation and its consolidated subsidiaries having a ratio of Debt to Equity (with the Series C Preferred Stock being treated as neither Debt nor Equity for purposes of calculating the ratio) of more than 1.5:1. Notwithstanding the foregoing, it shall not be a violation of the foregoing covenant if the Debt to Equity ratio referred to in clause
      (ii)(x) above exceeds 2:1 if the only Debt of the Corporation and its subsidiaries existing at such time is (x) the Credit Agreement and borrowings thereunder or any Replacement Credit Facility and borrowings thereunder and (y) borrowings of not more than $10 million of Debt other than the Debt referred to in clause (x)."

      (b) Subsection (c) of Section 9 ("Financial Covenants") is amended to read as follows:

      "(c) Except with the written consent of the holders of the Series C Preferred Stock, the Corporation and its consolidated subsidiaries shall at all times (or, with respect to clauses (ii) and (iii), at all times following the first anniversary of the Effective Date) maintain: (i) a ratio of Debt to Equity of not more than 2:1 (with the Series C Preferred Stock being treated as neither Debt nor Equity for purposes of calculating the ratio); provided, that, it shall not be a violation of the foregoing covenant if the Debt to Equity ratio exceeds 2:1 if the only Debt of the Corporation and its subsidiaries existing at such time is (x) the Credit Agreement and borrowings thereunder and (y) not more than $10 million of Debt other than the Debt referred to in clause (x); (ii) Equity of not less than $200 million (with the Series C Preferred Stock being treated as neither Debt nor Equity); and (iii) a Fixed Charge Coverage Ratio of not less than 3:1 for the average of the Fixed Charge Coverage Ratios for the four consecutive fiscal quarters most recently then ended. The maintenance covenants in this Section 9(c) shall be measured quarterly on a historical basis."

      (c) The definition of "Debt" set forth in Section 11 ("Definitions") is amended to read as follows:

      ""Debt" shall mean, without duplication, all (i) obligations for borrowed money, (ii) obligations evidenced by bonds, notes, debentures or similar instruments, (iii) obligations to pay the deferred purchase price of property or services (except trade accounts payable in the ordinary course of business), (iv) obligations as lessee under leases which are capitalized in accordance with GAAP or which have a term in excess of 5 years (except obligations as lessee under leases existing as of the Effective Date), (v) obligations for the payment of money in connection with any letter of credit transaction, provided that obligations to pay money secured by a letter of credit shall not be included in Debt to the extent such obligations have been accrued on the Corporation's balance sheet, (vi) guarantees, direct or indirect, of indebtedness of others, and

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      (vii) any redeemable preferred stock or hybrid security which must be, or at the option of the holder may be required to be, repaid or refinanced at the end of a term and which is not classified as equity under GAAP. For purposes of Section 9 hereof, in calculating the amount of "Debt" of the Corporation and its subsidiaries at any time, the entire $100 million of the Credit Agreement or any Replacement Credit Facility shall be counted, regardless of whether any or all of such amount has been borrowed by the Corporation or its subsidiaries at such time."

      (d) The definition of "Equity" set forth in Section 11 ("Definitions") is amended to read as follows:

      ""Equity" shall mean the stockholders' equity of the Corporation and its subsidiaries (excluding any redeemable preferred stock), as shown on its consolidated financial statements."

      (e) The definition of "Restricted Payment" set forth in Section 11 ("Definitions") is amended to read as follows:

      ""Restricted Payments" shall mean any of (i) the declaration or payment of any dividend, or the payment (or incurrence of any liability to make a payment) of any other distribution, direct or indirect, on account of any shares of any class of capital stock of the Corporation (other than dividends on the Series A Preferred Stock, dividends on the Series B Preferred Stock, dividends on the Series C Preferred Stock, dividends on any redeemable preferred stock, or dividends to the extent paid in shares of any class to holders of such class and other than dividends paid (other than by the Corporation) to the Corporation or one of its subsidiaries) or
      (ii) any payment or distribution on account of any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of capital stock of the Corporation or its subsidiaries or affiliates now or hereafter outstanding (other than redemption or repurchase of the Series A Preferred Stock and/or the Series B Preferred Stock, and redemption of the Series C Preferred Stock as permitted by the terms governing such Series of Preferred Stock, redemption or repurchase of any preferred stock or hybrid security that is treated as "Debt" under clause (vii) of the definition of "Debt" contained herein, and other than any purchase contemplated by Section 4.3 of the TDA), or of any warrants, options or of other rights (other than stock options or other forms of compensation payable to the Corporation's directors, officers and employees or, prior to the Employee Transfer Date (as defined in the TDA), its prospective employees) to acquire any such shares of capital stock."

 3. Waivers, etc. To the extent, if any, that the foregoing amendments to the terms of the Series C Preferred may be ineffective, each party hereby

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      irrevocably grants to the other (in the case of CYANAMID, on its own behalf and on behalf of any subsequent holder of the Series C Preferred) all consents, waivers and approvals under the terms of the Series C Preferred as are necessary to effectuate the intent of Section 2, above.

 4. Successors and Assigns. This Agreement may not be assigned without the consent of the other party. All covenants and agreements contained in the Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

 5. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given,

      (a) On the date of service if served personally on the party to whom notice is given,

      (b) On the day of transmission if sent via facsimile transmission, provided telephonic confirmation of receipt is obtained promptly after completion of transmission,

      (c) On the business day after delivery to an overnight courier service or the Express mail service maintained by the United States Postal Service, provided receipt of delivery has been confirmed, or

      (d) On the fifth day after mailing, provided receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, properly addressed and return receipt requested to the party as follows:

                 If to CYTEC:

                 Cytec Industries Inc.
                 5 Garret Mountain Plaza
                 West Paterson, NJ 07424

                 Attn: Secretary

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                 If to CYANAMID:

                 American Cyanamid Company
                 c/o American Home Products Corporation
                 Five Giralda Farms
                 Madison, NJ  07940

                 Attn:  General Counsel

 Any party may change its address by giving the other party written notice of its new address in the manner set forth above.

 6. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

 7. Governing Law. Except for the Series C Preferred, which is governed by Delaware law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey.

 8. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

 9. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.

10. Entire Agreement. This Agreement is intended by the parties hereto as a final and complete expression of their agreement and understanding in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings, written or oral, between the parties with respect to such subject matter.

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 11.  Amendments. This Agreement may not be amended except by a written instrument executed by the parties hereto.

 12. No Third Party Beneficiaries. Nothing in this Agreement shall convey any rights upon any person or entity which is not a party or an assignee of a party to this Agreement.

      IN WITNESS HEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

      AMERICAN CYANAMID COMPANY                CYTEC INDUSTRIES INC.

      BY                                       BY
        ------------------------                 --------------------
        Name:                                    E. F. Jackman
        Title:                                   Vice President























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